Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 27, 2022, with respect to the combined financial statements of OmniAb, Inc. included in the Proxy Statement of Avista Public Acquisition Corp. II. that is made a part of the Registration Statement (Form S-4) and Prospectus of Avista Public Acquisition Corp. II. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

April 27, 2022